Exhibit 5.1

November 9, 2012

The PNC Financial Services Group, Inc.

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

Ladies and Gentlemen:

I have acted as counsel to The PNC Financial Services Group, Inc., a Pennsylvania corporation (the “Company”), in connection with the issuance and sale on November 9, 2012 of $500,100,000, aggregate principal amount of the Company’s Senior Notes due November 9, 2022 (the “Senior Notes”), pursuant to the Company’s Registration Statement on Form S-3ASR (File No. 333-164364) (the “Registration Statement”).

In rendering this opinion, I have examined such corporate records and other documents, and have reviewed such matters of law, as I, or attorneys under my supervision, have deemed necessary or appropriate. In rendering this opinion, I have relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion, I have assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate.

I express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the Commonwealth of Pennsylvania.

Based on and subject to the foregoing, I am of the opinion that the Senior Notes are the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, receivership, readjustment of debt, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or general equitable principles (whether considered in a proceeding in equity or at law).

I hereby consent to the filing of a copy of this opinion as Exhibit 5.1 to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ George P. Long, III

George P. Long, III
Chief Governance Counsel and Corporate Secretary
The PNC Financial Services Group, Inc.